Exhibit 10.49

Burbank Downtown, CA (Residence Inn)

PURCHASE CONTRACT

between

FIRST STREET HOTELS, LLC (“SELLER”)

AND

APPLE EIGHT HOSPITALITY OWNERSHIP, INC. (“BUYER”)

Dated: April 3, 2008

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8.5	Estoppel Certificates	18
8.6	Access to Financial Information	19
8.7	Bulk Sales	19
8.8	Indemnification	19
8.9	Escrow Funds	21
8.10	Liquor Licenses	22

ARTICLE IX	CONDITIONS FOR CLOSING	22

9.1	Buyer’s Conditions for Closing	22
9.2	Seller’s Conditions for Closing	23

ARTICLE X	CLOSING AND CONVEYANCE	23

10.1	Closing	23
10.2	Deliveries of Seller	24
10.3	Buyer’s Deliveries	25

ARTICLE XI	COSTS	26

11.1	Seller’s Costs	26
11.2	Buyer’s Costs	26

ARTICLE XII	ADJUSTMENTS	27

12.1	Adjustments	27
12.2	Reconciliation and Final Payment	28
12.3	Employees	28

ARTICLE XIII	CASUALTY AND CONDEMNATION	29

13.1	Risk of Loss; Notice	29
13.2	Buyer’s Termination Right	29
13.3	Procedure for Closing	29

ARTICLE XIV	DEFAULT REMEDIES	30

14.1	Buyer Default	30
14.2	Seller Default	31
14.3	Attorney’s Fees	31

ARTICLE XV	NOTICES	31

ARTICLE XVI	MISCELLANEOUS	32

16.1	Performance	32
16.2	Binding Effect; Assignment	32
16.3	Entire Agreement	32

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16.4	Governing Law	33
16.5	Captions	33
16.6	Confidentiality	33
16.7	Closing Documents	33
16.8	Counterparts	33
16.9	Severability	33
16.10	Interpretation	33
16.11	(Intentionally Omitted)	33
16.12	Further Acts	33
16.13	Joint and Several Obligations	34

ARTICLE XVII	OCEANSIDE CONTRACT	34

SCHEDULES:

Schedule 2.4	Allocation

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	Document Inventory
Exhibit D	List of Hotel Contracts
Exhibit E	Consents and Approvals
Exhibit F	Environmental Reports
Exhibit G	Claims or Litigation Pending
Exhibit H	Escrow Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of                     , 2008, by and between FIRST STREET HOTELS, LLC, a Delaware limited liability company ( “Seller”) with a principal office at c/o R. D. Olson Development, 2955 Main Street, 3rd Floor, Irvine, California 92614, and APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller is the fee simple owner of that certain hotel property commonly known as the Residence Inn Burbank located at 321 South First Street, Burbank, California 91502 (the “Hotel”) identified in on Exhibit A attached hereto and incorporated by reference.

B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $200,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Residence Inn by Marriott, the hotel brand or franchise under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of California.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all current construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports in Seller’s possession or control.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.6(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Management Agreement” shall mean that certain management agreement between the Seller and the Manager for the operation and management of the Hotel.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E

Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B, or will be attached hereto no later than ten (10) days prior to the expiration of the Review Period.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.6(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights of Seller thereto (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.10.

“Manager” shall mean Residence Inn by Marriott, LLC.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Manager under the Existing Management Agreement, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings (excepting therefrom those subject to attorney-client or work product privilege or other privileges that may be asserted in litigation, and Seller’s proprietary reports prepared by Buyer including without limitation, proprietary development determinations, tax or profitability evaluations or proformas), all zoning and/or land use notices, relating to or affecting the Property) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Intentionally Deleted.

2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifty Million Five Hundred Thousand and No/100 Dollars ($50,500,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Seller agree to the allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property as shown on Schedule 2.4 attached hereto.

2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property.

2.6 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. California Time on the date that is thirty (30) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the documents requested by Buyer as set forth on Exhibit C (the “Document Inventory”) which are in Seller’s possession or readily available at nominal cost to Seller.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. All Records or items on the Document Inventory to be given to Buyer by Seller will be delivered as an accommodation to Buyer and without any representation or warranty as to the accuracy, enforceability, or assignability of any of the Records, all of which Buyer relies on at its own risk.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Buyer and/or its representatives and agents will maintain, and provide to Seller evidence of commercial general liability insurance by policy or umbrella in an amount no less than Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate and on terms reasonably satisfactory to Seller covering any accident or damage arising in connection with the presence of Buyer and/or its representatives and agents on the Property, and deliver a certificate of insurance, which names Seller and its agents, representatives and employees as additional insureds thereunder confirming such coverage to Seller prior to entry upon the Property. Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property in Seller’s possession or control. Seller shall order an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”), in either case such that it shall be an ALTA as-built survey, the cost of which shall be paid by Buyer at Closing.

4.2 Title. Seller has delivered to Buyer its existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain, at Buyer’s cost, (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by LandAmerica American Title Company, Attn: Debby Moore, 2505 N. Plano Road, Ste. 3100, Richardson, Texas 75082 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within five (5) days prior to the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V

MANAGEMENT AGREEMENT

At or prior to the Closing, Seller shall assign and Buyer shall assume the Existing Management Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall assume the Existing Management Agreement with the Manager effective as of the Closing Date, which assumption agreement (the “Assumption of Management Agreement”) shall contain terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure), or Buyer shall enter into a new management agreement with Manager, if required by Manager, pursuant to the terms of the Existing Management Agreement. Seller shall use best efforts to promptly provide all information required by the Manager in connection with Buyer’s assumption of the Existing Management Agreement, and Seller and Buyer shall diligently pursue obtaining each the same. Seller shall be responsible for any key money repayment, if any, required by Existing Manager as of the Closing Date. Any key money repayment due as a result of the termination of the Existing Management Agreement following the Closing Date or a new management agreement between Buyer and Manager shall be the responsibility of Buyer. Notwithstanding an assumption of the Existing Management Agreement by Buyer or a new management agreement between Buyer and Manager and the definition of the Restricted Trade Area therein, R. D. Olson Development, or assignee thereof, shall be allowed the right to develop a Residence Inn hotel operating under the “Residence Inn by Marriott” trade name as a member of the Residence Inn system in the City of Glendale, California (the “Glendale Hotel”) prior to the expiration of the time period prohibiting the development of such hotel pursuant to the Existing Management Agreement. The parties shall cooperate to obtain the consent of the Manager in connection with any amendment to the Existing Management Agreement regarding such development right or provide for such development right in any new management agreement. Seller on behalf of itself and its Affiliates, including, without limitation R.D. Olson Development and its Affiliates), hereby grants Buyer a right of first refusal to purchase the Glendale Hotel (or the equity interests in the owner of the Glendale Hotel) at the same price, and upon the same terms, as any offer received by Seller or its Affiliate that Seller or its Affiliate is willing to accept (the “Right of First Refusal”). Specifically, Seller shall notify Owner in writing of any offer received by Seller or Seller’s Affiliate that Seller’s Affiliate desires to accept, and such notification shall include a copy of the purchase agreement (the “Offer”). Thereafter, Buyer or its Affiliate shall have a period of thirty (30) days to accept the Offer. If Buyer either rejects the Offer or fails to affirmatively accept the Offer within such thirty (30) day period, then the Right of First Refusal shall automatically and forever terminate. If Buyer or its Affiliate timely accepts the Offer, then Buyer or its Affiliate will purchase the Glendale Hotel on the same terms and conditions as set forth in the Offer, and Owner’s (or it Affiliate’s) failure to do so shall cause the Right of First Refusal to automatically terminate. Under no circumstances shall the Right of First Refusal apply to (i) a lease of retail or “shop” space within the Glendale Hotel, (ii) a condemnation of all or a portion of the Glendale Hotel, (iii) the granting of easements and rights-of-way, (iv) any mortgage of the Glendale Hotel, (v) any foreclosure sale, deed-in-lieu of foreclosure or similar disposition by any mortgagee of the Glendale Hotel. This section shall survive Closing but shall be of no force and effect if Closing does not occur.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of California. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit E, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller nor, to Seller’s knowledge, any of its partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit D-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit D-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit D or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit D or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. To Seller’s knowledge, there are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit G attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. To Seller’s knowledge, there are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters for the period of Seller’s ownership of the Land, and to Seller’s knowledge for the period prior to Seller first acquiring the Land, and except as disclosed in the reports and documents set forth on Exhibit F attached hereto and incorporated herein by reference: (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, , (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii)

no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and, to Seller’s knowledge, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit F, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s knowledge requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit E.

(j) Financial Statements. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer.

(k) Employees. To Seller’s knowledge, all employees employed at the Hotel are the employees of the Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. The Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management Agreement. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement. To Seller’s knowledge, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and all other requirements of the Manager, including all “brand standard” requirements of the Manager. The Existing Management Agreement is in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement at Closing if Buyer and Manager execute a new management agreement as provided in Article V hereof. To Seller’s knowledge, no default has occurred and is continuing under the Existing Management Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel.

(i) The Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) The Personal Property is in good condition and operating order.

(iii) Necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) Non-Contravention. The execution and delivery of this Contract and the instruments and documents referenced in this Contract by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d) Consents. No consent, waiver, approval or authorization is required from any person (that has not already been obtained) in connection with the execution and delivery of this Contract and the instruments and documents referenced in this Contract by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e) Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f) Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with this Contract based on any arrangement or agreement entered into by Buyer and binding upon Seller other than as disclosed in this Contract. Buyer has not paid or given, and will not pay or give, any other third person any money or other consideration for obtaining this Contract, other than the normal cost of conducting business and the cost of professional services such as architects, engineers, consultants and attorneys.

(g) No Adverse Conditions. There are no adverse conditions or circumstances, no pending or, to the best of Buyer’s knowledge, threatened litigation, no governmental action, nor any other condition which could materially affect the ability of Buyer to carry out its obligations hereunder and the Existing Management Agreement.

(h) Information Accurate. All reports, documents, instruments, information and forms of evidence delivered by or on behalf of Buyer to Seller concerning or related to this Contract and the transactions contemplated hereby are, to the best of Buyer’s knowledge, accurate, correct and sufficiently complete at the time of submission to give Seller true and accurate knowledge of the subject matter, and do not contain any misrepresentations or material omissions.

(i) No Contingent Obligations. Buyer has no contingent obligations or any other contracts the performance or nonperformance of which could affect the ability of Buyer to carry out its obligations hereunder or under the Existing Management Agreement.

(j) No Legal Proceedings. There are no legal proceedings either pending or, to the best of Buyer’s knowledge, threatened, to which Buyer is or may be made a party, or the Property, is or may become subject, which has not been fully disclosed in the documents submitted to Seller and which could materially affect the ability of Buyer to carry out its obligations hereunder or under the Existing Management Agreement.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of two (2) years and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings and other agreements entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing which are material in nature and that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel (other than routine hotel room bookings), or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit E and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Subject to the approval of the Manager, Buyer and its employees, representatives and agents shall have the right to communicate with the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreement.

8.5 Estoppel Certificates. Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of this Section and the preceding sentence to the extent that Seller is required to incur costs furnishing information or costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 1-year period, the Escrow Funds deposited by Seller shall be released to Seller.

8.10 Liquor Licenses. Seller shall cooperate with Buyer in arranging for the transfer of the existing alcoholic beverage licenses (collectively, the “Liquor Licenses”), if any in Seller’s name, provided that such transfer and cooperation (i) shall be at no cost or expense to Seller, (ii) shall not expose Seller to any continuing liability with respect to the operation of the Hotel or the sale of alcoholic beverages therefrom after Closing, and (iii) shall not obligate Seller to postpone the Closing.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses in the name of Manager shall be in full force and effect and shall remain in full force and effect following Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) Buyer and the Manager shall have executed and delivered the Assumption of Management Agreement, or Buyer shall have entered into a new management agreement with Manager, if required by Manager, in any case upon terms and conditions acceptable to Buyer in its reasonable discretion (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure).

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Seller have received the waiver of all rights to purchase the Property held by third parties, including without limitation, options, rights of first refusal, rights of repurchase, and rights of first opportunity, and shall have received the approval to the transfer of the Property to Buyer from any applicable third party holding approval rights as to the transfer of the Property; provided, however, this condition to closing shall be satisfied or waived by Seller on or before the expiration of the Review Period and shall be of no further force and effect following the expiration of the Review Period.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on May 7, 2008 provided that all conditions to Closing by Buyer hereunder have been satisfied. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A Grant Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) Existing Management Agreement. The termination of the Existing Management Agreement, if Buyer and Manager enter into a new Management Agreement, otherwise, if Buyer and Manager enter into the Assumption of Management Agreement, then Seller shall execute whatever documents are required of Manager to evidence the termination of the Existing Management Agreement vis-à-vis Seller and Manager.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit D hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance reasonably acceptable to Buyer.

(h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for x) one-half of the Escrow Agent’s escrow fee, (y) the transfer taxes associated with the transaction, and (z) any additional costs and charges customarily charged to Sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder. Seller shall be responsible for the key money reimbursements, if any, related to the termination or assumption by Buyer of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for any fees for the performance of the property improvement plan (PIP) review and report by the Manager and the cost of completing the PIP items, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. If there is a PIP required by the Manager, the cost of completion shall be credited by Seller to Buyer at Closing. Any FF&E escrows held by Lender or Manager shall be credited to Buyer at Closing without Buyer having to fund same. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall pay (x) one-half of the Escrow Agent’s escrow fee, (y) costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV or additional endorsements Buyer requests in accordance with Article IV, and (z) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder. In addition to the foregoing, Buyer shall be responsible for all costs relating to the preparation of or any work related to any ALTA or other surveys that may be required for issuance of the Title Policy. Buyer shall also be responsible for the costs and expenses in connection with the assignment of the Existing Management Agreement, or the costs and expenses in connection with a new management agreement with Manager, if required by Manager, pursuant to the terms of the Existing Management Agreement. Buyer shall be responsible for the key money reimbursements, if any, related to the termination or assumption by Buyer of the Existing Management Agreement as provided in Article V. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the per page recording charges and clerk’s fee for the Deed (if applicable).

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts, all PIP accounts, Manager escrows, but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits) shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the Existing Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within ninety (90) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. None of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall remain employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the Existing Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds subject to rights of any mortgagee holding a first priority security interest in the Real Property.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer’s Default. SUBJECT TO ARTICLE XVII, IN THE EVENT THAT BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN (A) A DEFAULT BY SELLER AFTER THE EXPIRATION OF A FIVE (5) DAY CURE PERIOD FOLLOWING WRITTEN NOTICE FROM SELLER (PROVIDED NO NOTICE SHALL EXTEND THE TIME FOR CLOSING) (B) THE EXISTENCE OF A PENDING DEFAULT, (C) THE FAILURE OF ANY CONDITION TO BUYER’S OBLIGATION TO CLOSE THIS TRANSACTION WHICH IS EXPRESSLY SET FORTH HEREIN, OR (D) THE TERMINATION OF THIS AGREEMENT BY BUYER PURSUANT TO A TERMINATION RIGHT EXPRESSLY SET FORTH HEREIN OR OTHERWISE PROVIDED BY LAW, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND IN SUCH EVENT THE DEPOSIT, IF ANY HELD BY TITLE COMPANY (TOGETHER WITH ALL INTEREST ACCRUED THEREON) SHALL BE DELIVERED TO SELLER BY TITLE COMPANY UPON WRITTEN DEMAND AND THE DEPOSIT, IF ANY, RELEASED TO SELLER SHALL BE RETAINED BY SELLER, AND SUCH DEPOSITS (TOGETHER WITH ALL INTEREST ACCRUED THEREON) SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES WITH RESPECT TO SUCH DEFAULT. THEREAFTER, BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER, EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS EXPRESSLY SET FORTH IN ANY SECTION OF THIS AGREEMENT, WHICH OBLIGATIONS SHALL BE PERFORMABLE AND OWING IN ADDITION TO ANY SUMS RETAINED HEREUNDER BY SELLER AS LIQUIDATED DAMAGES, AND EXCEPT THAT SELLER SHALL ALSO HAVE THE RIGHT TO COLLECT FROM BUYER ALL COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, ATTORNEY FEES AND EXPENSES) INCURRED BY SELLER IN THE EVENT BUYER DISPUTES SELLER’S RIGHT TO RECEIVE AND RETAIN THE FULL AMOUNT OF THE DEPOSIT (TOGETHER WITH ALL INTEREST ACCRUED THEREON), WHICH SUMS SHALL BE PAYABLE BY BUYER TO SELLER IN ADDITION TO ANY SUMS RETAINED HEREUNDER BY SELLER AS LIQUIDATED DAMAGES. SELLER AND BUYER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO FIX ACTUAL DAMAGES TO SELLER AS A RESULT OF A DEFAULT BY BUYER AND THAT THEY HAVE AGREED THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER’S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND THAT RETENTION OF THE DEPOSIT (TOGETHER WITH ALL INTEREST ACCRUED THEREON) BY SELLER SHALL NOT CONSTITUTE A PENALTY OR FORFEITURE. WITHOUT LIMITING THE FOREGOING, THIS SECTION 14.1 SHALL NOT PROHIBIT SELLER FROM BRINGING AN ACTION AGAINST BUYER FOR BREACH OF ANY OF THE CONFIDENTIALITY OR NONDISCLOSURE PROVISIONS CONTAINED IN THIS AGREEMENT.

INITIALS:

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14.2 Seller’s Default. SUBJECT TO ARTICLE XVII, IF BUYER TENDERS PERFORMANCE OF ALL OF ITS OBLIGATIONS IN ACCORDANCE WITH THIS AGREEMENT AND SELLER REFUSES OR FAILS TO CONVEY THE PROPERTY AS HEREIN PROVIDED FOR ANY REASON OTHER THAN (A) A DEFAULT BY BUYER AFTER THE EXPIRATION OF A FIVE (5) DAY CURE PERIOD FOLLOWING WRITTEN NOTICE FROM BUYER, (B) THE EXISTENCE OF A PENDING DEFAULT, (C) THE FAILURE OF A CONDITION TO SELLER’S OBLIGATION TO CLOSE THIS TRANSACTION WHICH IS EXPRESSLY SET FORTH HEREIN, OR (D) ANY OTHER PROVISION OF THIS AGREEMENT THAT EXPRESSLY PERMITS SELLER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES SELLER OF THE OBLIGATION TO CONVEY THE PROPERTY, BUYER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER EITHER TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT, IN WHICH CASE BUYER SHALL ALSO BE ENTITLED TO RECOVER ITS ACTUAL OUT-OF-POCKET EXPENSES IN CONNECTION WITH THE PROPOSED ACQUISITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, DUE DILIGENCE AND NEGOTIATIONS WITH SELLER AND LENDERS, IF APPLICABLE), NOT TO EXCEED THE SUM OF ONE HUNDRED THOUSAND DOLLARS ($100,000), OR TO ENFORCE, SELLER’S OBLIGATIONS UNDER THIS AGREEMENT TO CONVEY THE PROPERTY BY AN ACTION FOR SPECIFIC PERFORMANCE, PROVIDED THAT NO SUCH ACTION IN SPECIFIC PERFORMANCE SHALL SEEK TO REQUIRE SELLER TO DO ANY OF THE FOLLOWING: (A) CHANGE THE CONDITION OF THE PROPERTY OR RESTORE THE SAME AFTER ANY FIRE OR OTHER CASUALTY; (B) EXPEND MONEY OR POST A BOND TO REMOVE A TITLE ENCUMBRANCE OR DEFECT (OTHER THAN A SELLER’S MONETARY LIEN) OR CORRECT ANY MATTER SHOWN ON A SURVEY OF THE PROPERTY; OR (C) SECURE ANY PERMIT, APPROVAL, OR CONSENT WITH RESPECT TO THE PROPERTY OR SELLER’S CONVEYANCE OF THE PROPERTY.

INITIALS:

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14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 344-8129

If to Seller:	First Street Hotels, LLC c/o R D Olson Development 2955 Main Street, 3rd Floor Irvine, CA 92614 Attention: Robert D. Olson Fax No.: (949) 271-1080

with a copy to:	Scott S. Pollard, Attorney at Law 4141 MacArthur Blvd., Suite 140 Newport Beach, CA 92660 Fax No.: (949) 261-6616

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of California (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants, investors and agents, the Manager and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

ARTICLE XVII

OCEANSIDE CONTRACT

Concurrently with the execution of this Contract, Buyer is entering into a purchase contract (the “Oceanside Contract”) with Ocean Ranch Hotels, LLC, a California limited liability company (the “Oceanside Seller”) for the purchase of the Residence Inn San Diego Oceanside hotel located at 3603 Ocean Ranch Blvd., Oceanside, California 92056. Buyer and Seller acknowledge and agree that the closings under this Contract and the Oceanside Contract must occur simultaneously, that a default by either party under this Contract that remains uncured in accordance with the terms of this Contract shall entitle the non-defaulting party to terminate the Oceanside Contract on notice to the other, and that a default by either party under the Oceanside Contract shall entitle the non-defaulting party to terminate this Contract on notice to the other. In addition, in the event of any occurrence or exercise of any right which results in the termination of the Oceanside Contract prior to Closing, either party shall have the right to terminate this Contract upon notice to the other, in which event, unless such termination resulted from Buyer’s default, the Deposit shall be paid to Buyer. Notwithstanding the foregoing, in the event of termination of this Contract and the Burbank Contract as a result of Buyer’s default under one, but not both, of such Contracts, the selling party shall only be entitled to retain the Deposit for the Contract under which Buyer shall have defaulted. Notwithstanding the foregoing, in the event of a default by Seller, under one, but not both, of such Contracts, Buyer shall be entitled to either (i) terminate both this Contract and the Oceanside Contract, or (ii) pursue specific performance of both this Contract and the Oceanside Contract.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

FIRST STREET HOTELS, LLC, a Delaware limited liability company

By:	/s/ Robert D. Olson
Name:	Robert D. Olson, designated representative of R. D. Olson Investments II, LLC
Title:	Managing Member

By:	/s/ Joseph M. Martelli
Name:	Joseph M. Martelli, designated representative of Joseph M. Martelli and Lisa Gayle Martelli, Trustees of the Martelli Living Trust dated June 14, 1990
Title:	Managing Member

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

(ATTACHED HERETO)

The land situated in the City of Burbank, County of Los Angeles, State of California, and is described as follows:

PARCEL ONE:

LOTS 1, 2, 4 AND 6 AND THAT PORTION OF LOT 8 IN BLOCK 70 OF THE TOWN OF BURBANK, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 17 PAGES 19 TO 22 INCLUSIVE OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST EASTERLY CORNER OF SAID LOT 8; THENCE ALONG THE NORTHEASTERLY LINE OF SAID LOT, NORTH 48 DEGREES 41’ 51” WEST, TO THE MOST NORTHERLY CORNER OF SAID LOT 8; THENCE SOUTH 00 DEGREES 23’ 13” EAST 19.70 FEET; THENCE SOUTHEASTERLY IN A DIRECT LINE TO A POINT IN THE SOUTHEASTERLY LINE OF SAID LOT, DISTANT THEREON, 23.36 FEET SOUTHWESTERLY FROM SAID MOST EASTERLY CORNER; THENCE NORTHEASTERLY ALONG SAID SOUTHEASTERLY LINE 23.36 FEET TO THE POINT OF BEGINNING.

EXCEPT FROM THAT PORTION OF LOT 8, ALL MINERALS, OILS, GASES AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED WITHOUT, HOWEVER, THE RIGHT TO DRILL, DIG OR MINE THROUGH THE SURFACE THEREOF, AS RESERVED BY THE STATE OF CALIFORNIA, IN DEED RECORDED OCTOBER 21, 1960 AS INSTRUMENT NO. 4193.

ALSO EXCEPT THOSE PORTIONS OF LOTS 1 AND 2 OF BLOCK 70 OF SAID TOWN OF BURBANK, WHICH LIE NORTHEASTERLY OF A LINE THAT IS PARALLEL WITH AND 46 FEET SOUTHWESTERLY OF THE CENTERLINE OF FIRST STREET, 80 FEET WIDE, AS SHOWN ON THE MAP OF SAID TOWN OF BURBANK, AND THAT PORTION OF SAID LOT 1 WHICH IS SOUTHWESTERLY OF SAID PARALLEL LINE AND WHICH LIES EXTERNAL TO A CURVE CONCAVE WESTERLY, HAVING A RADIUS OF 15.00 FEET AND TANGENT TO SAID PARALLEL LINE AND TANGENT TO THE SOUTHEASTERLY LINE OF SAID LOT 1.

SAID LAND IS ALSO SHOWN IN RECORD OF SURVEY MAP AS FILED IN BOOK 167 PAGE 76 OF RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL TWO:

LOT 3 IN BLOCK 70 OF TOWN OF BURBANK, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 17 PAGE 19 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

SAID LAND IS ALSO SHOWN IN RECORD OF SURVEY MAP AS FILED IN BOOK 167 PAGE 76 OF RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL THREE:

LOT 5 IN BLOCK 70 OF TOWN OF BURBANK, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 17 PAGES 19 ET SEQ. OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

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SAID LAND IS ALSO SHOWN IN RECORD OF SURVEY MAP AS FILED IN BOOK 167 PAGE 76 OF RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL FOUR:

THE NORTHERLY 42 FEET OF LOT 7 IN BLOCK 70 OF TOWN OF BURBANK, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 17 PAGES 19 ET SEQ., OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THAT PORTION, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHEASTERLY LINE OF SAID LOT 7, DISTANT SOUTHWESTERLY 16.16 FEET FROM THE MOST EASTERLY CORNER OF SAID LOT; THENCE ALONG SAID SOUTHEASTERLY LINE, SOUTH 41 DEGREES 14’ 42” WEST, A DISTANCE OF 25.84 FEET TO THE MOST SOUTHERLY CORNER OF THE NORTHEASTERLY 42 FEET OF SAID LOT; THENCE ALONG THE SOUTHWESTERLY LINE OF SAID NORTHEASTERLY 42.00 FEET, NORTH 48 DEGREES 41’ 43” WEST, A DISTANCE OF 155 FEET TO THE NORTHWESTERLY LINE OF SAID LOT ; THENCE ALONG SAID NORTHWESTERLY LINE, NORTH 41 DEGREES 14’ 42” EAST, A DISTANCE OF 17.68 FEET; THENCE SOUTH 45 DEGREES 12’ 50” EAST, A DISTANCE OF 145.22 FEET; THENCE NORTH 71 DEGREES 53’ 12” EAST, A DISTANCE OF 19.72 FEET TO THE POINT OF BEGINNING.

SAID LAND IS ALSO SHOWN IN RECORD OF SURVEY MAP AS FILED IN BOOK 167 PAGE 76 OF RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL FIVE:

THAT CERTAIN PORTION OF FRONTAGE ROAD IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS NOW LOCATED AND CONSTRUCTED, NORTHEASTERLY OF THE GOLDEN STATE FREEWAY UPON, OVER AND ACROSS THOSE PORTIONS OF LOTS 7, 8, 9 AND 10 AND THAT PORTION OF AN ALLEY 15.00 FEET WIDE IN BLOCK 70, AND THAT PORTION OF TUJUNGA AVENUE, 60.00 FEET WIDE OF THE TOWN OF BURBANK, AS SHOWN ON MAP RECORDED IN BOOK 17 PAGES 19 ET SEQ., OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS WHOLE AS FOLLOWS:

BEGINNING AT A POINT IN THE SOUTHEASTERLY LINE OF SAID LOT 7 IN BLOCK 70, DISTANT THEREON SOUTH 41 DEGREES 14’ 42” WEST 16.16 FEET FROM THE MOST EASTERLY CORNER OF SAID LOT 7; THENCE CONTINUING ALONG THE SOUTHEASTERLY LINES OF SAID LOTS 7 AND 9 IN BLOCK 70, SOUTH 41 DEGREES 14’ 42” WEST 83.84 FEET TO THE SOUTHERLY CORNER OF SAID LOT 9; THENCE ALONG THE SOUTHWESTERLY LINE OF PARCEL 3 IN STATE HIGHWAY RELINQUISHMENT NO. 226, RECORDED JUNE 3, 1963 AS INSTRUMENT NO. 3993, IN BOOK D-2050 PAGE 565 OF OFFICIAL RECORDS OF SAID COUNTY, NORTH 20 DEGREES 29’ 27” EAST 22.08 FEET; THENCE NORTH 45 DEGREES 12’ 50” WEST 331.14 FEET; THENCE NORTH 67

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DEGREES 39’ 42” WEST 18.20 FEET, MORE OR LESS, TO THE NORTHWESTERLY LINE OF THE SOUTHEASTERLY HALF OF SAID TUJUNGA AVENUE; THENCE LEAVING SAID SOUTHWESTERLY LINE AND ALONG SAID NORTHWESTERLY LINE NORTH 41 DEGREES 16’ 20” EAST 209.11 FEET, MORE OR LESS, TO THE NORTHEASTERLY PROLONGATION OF THE SOUTHWESTERLY LINE OF THE NORTHEASTERLY 6.00 FEET OF SAID BLOCK 70; THENCE ALONG SAID NORTHWESTERLY PROLONGATION SOUTH 48 DEGREES 41’ 51” EAST 30.00 FEET TO THE SOUTHEASTERLY LINE OF SAID TUJUNGA AVENUE; THENCE ALONG SAID SOUTHEASTERLY LINE SOUTH 41 DEGREES 16’ 20” WEST 144.00 FEET TO THE MOST NORTHERLY CORNER OF SAID LOT 8 IN BLOCK 70; THENCE SOUTH 0 DEGREES 23’ 13” EAST 19.70 FEET TO A LINE PARALLEL WITH AND DISTANT NORTHEASTERLY 46.00 FEET, MEASURED AT RIGHT ANGLES FROM THE ABOVE DESCRIBED COURSE, HAVING A LENGTH OF 331.14 FEET; THENCE ALONG SAID PARALLEL LINE SOUTH 45 DEGREES 12’ 50” EAST 142.38 FEET TO THE NORTHWESTERLY LINE OF SAID 15.00 FOOT ALLEY; THENCE ALONG SAID LAST MENTIONED NORTHWESTERLY LINE NORTH 41 DEGREES 16’ 20” EAST 167.36 FEET TO THE SAID SOUTHWESTERLY LINE OF THE NORTHEASTERLY 6.00 FEET OF BLOCK 70; THENCE ALONG SAID SOUTHWESTERLY LINE SOUTH 48 DEGREES 41’ 51” EAST 15.00 FEET TO THE SOUTHEASTERLY LINE OF SAID ALLEY; THENCE ALONG SAID LAST MENTIONED LINE SOUTH 41 DEGREES 16’ 20” WEST 168.32 FEET, MORE OR LESS, TO THE ABOVE MENTIONED PARALLEL LINE; THENCE CONTINUING ALONG SAID PARALLEL LINE SOUTH 45 DEGREES 12’ 50” EAST 145.22 FEET, MORE OR LESS, TO A POINT THAT IS SOUTH 45 DEGREES 12’ 50” EAST 302.96 FEET FROM THE NORTHWESTERLY TERMINUS OF SAID PARALLEL LINE; THENCE NORTH 71 DEGREES 53’ 12” EAST 19.72 FEET TO THE POINT OF BEGINNING.

SAID LAND IS ALSO SHOWN IN RECORD OF SURVEY MAP AS FILED IN BOOK 167 PAGE 76 OF RECORD OF SURVEYS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

APN: 2453-018-018

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EXHIBIT B

LIST OF FF&E

Per the list provided by Seller under Exhibit C.

EXHIBIT C

DOCUMENT INVENTORY

PROPERTY NAME:

Date Opened:

Due Diligence:		Date Sent	Comments
Financial and Marketing Documents:
1	Y-T-D Operating Statements
P&L’s by month
2	2008 Budget (Operating)
2008 Budget (Capital Expenditures)
3	STAR Report
4	2008 Marketing Plan
5	Monthly Occupancy & Average Daily/Week/Package Rates
6	Schedule of Advance Deposits of Advance Reservations and Bookings (Top 20 Accounts)

Tax and Insurance Documents:
7	Real Estate Tax Bills
Personal Property Tax Bills
8	Notices of Current Tax Assessments or Increases
9	Schedule of Insurance Coverage and Claims
10	Personal Property List (e.g., FF&E, office equipment)
11	Inventory of Supplies (e.g., chinaware, glassware, paper goods, office supplies, unopened food and beverage inventory)
12	Copies of Service Contracts and Equipment Leases
13	Copies of Space Leases (e.g., gift shop, health club/spa)
14	Lease Files
15	Schedule of Security Deposits for Space Leases (if applicable)
16	Copies and Schedules of all Warranties and Guaranties

Management Agreements, Permits and Licenses:
17	Management Agreement (assignment or termination)
18
19	Loan Docs
20	Most current Franchise Property Improvement Plan or QA Assessment, if any
21	Copies of all Licenses, Permits, and Approvals, including Liquor License
22	Schedule of Employees
23	Most Recent Property Payroll
24	Copy of Employment Contracts, if any

Facility Reports/Audits:
25	Plans & Specs (electronically if available)
26	Appraisal
27	Structural Engineering Audit
28	Environment Audit (Phase I)
29	Property Condition Report
30	Schedule of Utility Providers and Utility Deposits
31	Copies of Utility Bills (previous 3 months)
32	Evidence of Zoning
33	Certificate of Occupancy

Title and Survey Matters:
34	Title Insurance Commitment, Title Search or Title Certificate
35	Copies of Title Exceptions
36	ALTA Survey

New Management Company Information
37	Hotel Books and Records
Guest Registers
Employee Records
Rental and Reservation Records (including advance reservations and bookings)
Customer Lists
Frequent Guest List

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EXHIBIT D

LIST OF HOTEL CONTRACTS

EXHIBIT D-1 - Seller’s Hotel Contracts

Expect as otherwise provided by Seller in connection with the checklist set forth in Exhibit C, there are none to Seller’s knowledge other than Manager arranged contracts.

EXHIBIT D-2 - Other Hotel Contracts

Leases:

Xerox - copier

Alamo - van

Service Agreements:

ADT - monitoring and maintenance for CCTV system

Innovus - ATM machine

Charter - cable

Ecolab - pest, pool, cleaning

Simplex Grinnell - fire system monitoring

iBahn - lobby PCs

Masters - landscaping

Muzak - voice messaging and scent service agreement

Orange Cleaners - dry cleaning agreement

Southland Disposal - waste management

StayOnline - internet

ThyssenKrupp - elevator

Utilities:

Burbank Water and Power (water, sewer and electric)

Southern California Gas (gas)

EXHIBIT E

CONSENTS AND APPROVALS

A. Consents Under Hotel Contracts: Consent required under Marriott management agreement

B. Consents Under Other Contracts: Other than any consent required pursuant to a recorded instrument, none to the knowledge of Seller.

C. Governmental Approvals and Consents: None to the knowledge of Seller

EXHIBIT F

ENVIRONMENTAL REPORTS

Phase I Environmental Assessment

Prepared by SCS Engineers, Long Beach CA

August 13, 1999

Geotechnical Engineering Investigation

Geotechnologies, Inc., Glendale, CA

December 29, 2005

EXHIBIT G

CLAIMS OR LITIGATION PENDING

Punchlist items to be completed by contractor and subcontractors

EXHIBIT H

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of                 , 2008 by and among FIRST STREET HOTELS, LLC, a Delaware limited liability company (“Seller”), APPLE EIGHT HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

RECITALS

WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated                 , 2008 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the

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same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the State of California and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

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(i)	If addressed to Seller, to:

First Street Hotels, LLC

c/o R D Olson Development

2955 Main Street, 3rd Floor

Irvine, CA 92614

Attention: Robert D. Olson

Fax No.: (949) 271-1080

with a copy to:

Scott S. Pollard, Attorney at Law

4141 MacArthur Blvd., Suite 140

Newport Beach, CA 92660

Fax No.: (949) 261-6616

(ii)	If addressed to Buyer, to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Sam Reynolds

Fax No.: (804) 344-8129

with a copy to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Legal Dept.

Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division

2505 N. Plano Road, Ste. 3100

Richardson, Texas 75082

Attn: Debby Moore

Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

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8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

FIRST STREET HOTELS, LLC

By:
Name:
Title:

By:
Name:
Title:

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

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SCHEDULE 2.4

Allocation

Total Real Property $40,124,431 (Land Portion is $14,500,000.00)

Personal and Intangible Property $10,375,569

Total Purchase Price $50,500,000.00

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